Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 21, 2025 with respect to the consolidated financial statements of Emera Incorporated (the “Company”) as at and for the years ended December 31, 2024 and 2023, included in Exhibit 99.3 on Form 40-F filed on February 21, 2025, in the Registration Statement on Form F-3 and the related short form base shelf prospectus relating to the offering of debt securities in one or more offerings up to an aggregate principal amount of US$3,000,000,000.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Halifax, Canada
September 25, 2025